EXHIBIT 99.1
G. Reserves As of June 30, 2005
The following table details the Company’s reserve base as of June 30, 2005 based on reports prepared by independent third party reservoir engineering firms. These amounts include the recently acquired Minden Field Properties (which are per Company estimates).

	NEG Operating			National Onshore(1)			National Offshore			Total
	Liquids	Gas	Total	Liquids	Gas	Total	Liquids	Gas	Total
	(MMbbls)	(Bcf)	(Bcfe)	(MMbbls)	(Bcf)	(Bcfe)	(MMbbls)	(Bcf)	(Bcfe)	(Bcfe)

PDP	3.4	109.3	129.6	2.5	44.8	59.7	1.6	7.2	16.8	207.0
PDNP	0.3	22.6	24.3	0.3	7.7	9.2	0.7	2.1	6.4	39.9
PUD	1.6	140.5	150.4	0.1	56.0	56.5	1.9	11.2	22.3	229.7

Total Proved Reserves	5.3	272.4	304.3	2.8	108.5	125.3	4.2	20.5	45.6	476.6

PV-10 (US$ Millions)			$792			$365			$187	$1,357
% Gas			89%			87%			45%	84%
% Proved Developed			51%			55%			51%	52%
R/P Proved (years)			15.3			8.8			6.5	11.5
R/P PDP (years)			7.8			4.8			3.4	6.0

Note: Reserve life calculated with actual production numbers for first half of 2005 and second half 2005 estimated production according to 6/30/2005 reserve reports.
(1) National Onshore assets and production are pro forma for Minden Field Properties acquisition (whose reserves, per company estimates, are as of 8/31/05). Source: Company financials and 6/30/2005 reserve reports. PV-10 values are pre-tax and assume flat oil price of $56.50/bbl and flat natural gas price of $7.08/mcfe.

Source: AREP Oil & Gas reserve reports as of 6/30/05, pro forma National Onshore’s acquisition of Minden Field Properties as of 8/31/05 (per Company estimates).
Note: PV-10 percentages are from reserve reports and are pre-tax.

     Recent Developments
Acquisition of Minden Field Properties in East Texas
The Company is acquiring oil and gas properties in Minden Field, East Texas, which lie in the prolific Cotton Valley trend (the “Minden Field Properties”). The Company has signed a Purchase & Sale Agreement for $85 million and is currently completing final due diligence of the properties. The acquisition closed on November 8, 2005. As of August 31, 2005 these properties had 17 active wells producing approximately 6 million cubic feet equivalent per day (mmcfe/d) and proved reserves of 59 Bcfe (100% gas and 21% developed), according to Company estimates. The acquired properties will be approximately 95% operated by the Company.
The acquired Minden Field Properties are characterized by relatively long-lived reserves. The field has a well-developed infrastructure, and is adjacent to AREP Oil & Gas’ existing Blocker properties. The acquisition represents an extension of the Company’s low risk, long-term growth strategy in the area. The Company has extensive development experience in these resource plays, whose wells have little completion risk but require hydraulic fracture stimulation.
AREP Oil & Gas has identified 51 proved undeveloped drilling locations and is currently budgeting for a 18-well drilling program in 2006. Further, National Onshore has identified 36 additional drilling and behind pipe opportunities and continues to identify additional upside opportunities, such as the Cotton Valley Lime.
Update on Operational Impact of Hurricanes Katrina and Rita
The impact associated with Hurricanes Katrina and Rita were minimal to AREP Oil & Gas. AREP Oil & Gas shut in only certain wells and sustained only minor damage to facilities (the impact of this damage will be immaterial to results), as a result of recent hurricane activity in the Gulf of Mexico. As of October 20th, production that was shut-in due to the hurricanes was back on-line. Due to the temporary shut in of wells and disruptions in the services of third party infrastructure facilities, some sales of the Company’s oil production were shifted from September to October. The Company estimates the impact of these hurricanes to 2005 cash flows will be immaterial.
Offer to Acquire Remaining Shares in NEGI
On July 8, 2005, NEGI received a proposal from AREP, pursuant to which existing NEGI shareholders, other than AREP Oil & Gas, would receive $3.00 in cash for each share of NEGI common stock held by the shareholders. In the event of such transaction, AREP and its subsidiaries would own 100% of NEGI stock. In connection with the proposal, the NEGI Board of Directors formed a special committee comprised of one of NEGI’s independent directors, with full authorization to review and enter into discussions with AREP regarding the proposal. The special committee retained an independent advisor and legal counsel to assist in the review process. By letter dated October 10, 2005, the special committee notified AREP and NEGI’s Board of Directors that, based on a thorough review of the proposal by the special committee and its financial and legal advisors, it deemed the proposal inadequate from a financial point of view to NEGI’s minority shareholders.
During the special committee’s evaluation of the cash proposal and related discussions with AREP, the special committee also explored an alternative proposal whereby NEGI’s minority shareholders would receive a 2% interest in a new entity to be formed for the purpose of owning all or a portion of the assets of NEG Holding and certain other oil and gas companies. The special committee’s letter indicated that it had determined that such alternative proposal was also inadequate from a financial point of view to NEGI’s minority shareholders. The special committee’s letter also indicated that it was willing to consider any amended proposal that AREP might submit. As of the date of the quarterly report, AREP has not submitted any amended or new proposals and there can be no assurance that any amended or new proposals may be submitted by AREP. NEGI is traded OTC: “NEGI” and AREP is traded NYSE: “ACP.”

     Investment Considerations
Diversified, High Quality Reserve Base
AREP Oil & Gas has a diversified portfolio of oil and gas assets that are a combination of long-lived, reserves in East Texas, West Texas and the Mid-Continent, comprising 73% of the proved reserve base, and higher impact, near term cash flow opportunities in the Texas Gulf Coast area and Gulf of Mexico, comprising 27% of the proved reserve base. The reserves are 84% gas and have a reserve life of more than 11 years (based on 2005 estimated production). AREP Oil & Gas maintains a high operating interest in its properties, with an average working interest of approximately 65%, not including Minden Field, which has a working interest of approximately 95%. In the properties that it does not own a 100% interest, the Company has partnered with experienced oil and natural gas operators, such as British Petroleum (“BP”) (East Texas), ChevronTexaco (East Breaks), Apache Corp. (East Cameron area), Davis Oil Company (Galveston Bay), Kerr-McGee Corp. (Umbrella Point) and Riata Energy (Longfellow Ranch).
The Company has a strategy of developing and exploiting existing properties by drilling development and exploratory wells, recompleting and reworking existing wells. This strategy enables the Company to generate stable cash flows while providing considerable upside potential. In West Texas, the Company’s Longfellow Ranch properties have a significant amount of relatively low-risk drilling opportunities. The field limits have not been determined, and drilling in the field has historically achieved a success rate in excess of 95%. Reserves in East Texas are found in the Cotton Valley and Travis Peak formations. These properties generally contain low-risk, long-lived resources producing from low permeability reservoirs. These low-risk “resource plays” in East and West Texas contain greater than 7 years worth of inventory at the current pace of drilling, (not including the Longfellow acreage that is yet to be evaluated). Development of these properties is generally constrained only by the availability of rigs and services.
Properties in the Texas Gulf Coast and Gulf of Mexico, which comprise approximately 26% of the reserve base, have certain wells that have higher impact potential than the low-risk properties in West and East Texas. In the Gulf of Mexico, the Company mitigates risk by recovering reserves that were bypassed or previously overlooked through the use of existing seismic data to guide further exploration and development. The Company believes there is significant upside potential in its acreage by drilling in under-exploited areas.

Source: AREP Oil & Gas reserve reports as of 6/30/05, pro forma for the acquisition Minden Field Properties (whose reserves are as of 8/31/05).
Note: Reserve numbers are pro forma for the increased interest that AREP Oil & Gas purchased in Longfellow Ranch in March 2005.

Strong Reserve and Production Growth
The Company’s reserve base and production profile have achieved a significant amount of growth through the acquisition of producing properties that typically have a significant component of both proved undeveloped and additional non-proved potential. This strategy has allowed the Company to grow its reserves and production through drilling activity (even after the immediate impact from the acquired proved reserves), and has provided the Company its 7(+) year drilling inventory.

Source: Audited financial reports for NEGI, National Onshore and National Offshore. Reserve Reports as of 6/30/05 except for Minden Field, which are Company estimates as of 8/31/05.
Note: The Company’s acquisition of Panaco (now National Offshore) occurred in November 2004. The six weeks of operations from the acquisition to the end of the fiscal year were not material and accordingly the production for this period has not been included above. National Onshore 2005E production includes a full year estimate of the Minden Field Properties (based on an average rate of 6.3 mmcfe / day).
In addition, the Company’s total resource base provides visibility into future growth. The proved reserve base is 48% undeveloped, which will enable the Company to replace and grow production going forward. In addition, the Company has an extensive inventory of over 1,100 drilling locations, which provides 7(+) years worth of drilling under the current capital expenditure program.
Inventory of Drilling Locations

As of 6/30/05	NEG Operating LLC		National Onshore(1)		National	Total
	Longfellow	Other NEG	Existing	Minden Field	Offshore(1)	AREP O&G
Proved Undeveloped	375	57	4	51	20	507
Exploratory Opportunities	442	87	11	35	56	631

Total Drilling Locations	817	144	15	86	76	1,138

Source:	AREP Oil & Gas Management.

(1) Minden Field Properties and National Offshore include some behind pipe recompletion opportunities.

This extensive resource base provides AREP Oil & Gas with the opportunity to grow its reserve base for the next several years without requiring it to undertake acquisitions of developed resources, which are growing more expensive at today’s commodity prices. Instead, the Company can prudently seek out acquisitions that enable it to leverage its developmental experience and add value.

The Company
AREP Oil & Gas is an oil and gas exploration and production company engaged in the exploration, development, production and operations of natural gas and oil properties, primarily located in Texas, Oklahoma, Arkansas and Louisiana, as well as offshore in the Gulf of Mexico.
The Company was formed on December 2, 2004 as a wholly-owned subsidiary of AREH. AREH is 99% owned by AREP. AREP is a publicly traded limited partnership that is majority owned by Mr. Icahn. The Company was formed to hold the oil and gas investments of its ultimate parent company, AREP. As of September 30, 2005, AREP Oil & Gas assets and operations consisted of the following:
•	A 50.1% ownership interest in NEGI, a publicly traded oil and gas management company. NEGI’s principal asset consists of its 50% membership interest in NEG Holding, which owns 100% of NEG Operating.

•	A direct 50% managing membership interest in NEG Holding, formerly owned by Gascon Partners, an affiliate of Mr. Icahn.

•	The oil and gas operations of National Onshore, which will include the newly acquired Minden Field Properties.

•	The oil and gas operations of National Offshore L.P.
All of the assets owned by AREP Oil & Gas were initially acquired by entities owned or controlled by Mr. Icahn and subsequently acquired by the Company in various purchase transactions. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interest and the financial statements are combined from the date of acquisition by an entity under common control. AREP Oil & Gas financial statements include the consolidated results of operations, financial position and cash flows of the above entities since initial acquisition by entities owned or controlled by Mr. Icahn.
     National Energy Group, NEG Holding and NEG Operating
NEG Operating is engaged in the business of oil and gas exploration and production with properties located on-shore in Texas, Louisiana, Oklahoma and Arkansas. NEG Operating’s oil and gas properties are managed by NEGI. NEG Operating is developing and exploiting existing properties by drilling development and exploratory wells, and recompleting and reworking existing wells. NEG Operating anticipates that it will continue its drilling operations on existing properties and will selectively participate in drilling opportunities generated by third parties. NEG Operating also seeks to acquire existing producing properties or interests in them.
Background
In February 1999 NEGI was placed under involuntary, court ordered bankruptcy protection. In August 2000, NEGI emerged from involuntary bankruptcy protection with affiliates of Mr. Icahn owning 49.9% of the common stock and $165 million in principle debt securities. As mandated by NEGI’s Plan of Reorganization, NEG Holding was formed and NEGI and an affiliate of Mr. Icahn each contributed assets to NEG Holding in exchange for an initial 50% membership interest in NEG Holding. The affiliate of Mr. Icahn was designated the managing membership interest.
In October 2003, AREP acquired all outstanding NEGI Notes ($148.6 million at October 2003) and 5.6 million shares of common stock of NEGI from entities affiliated with Mr. Icahn. As a result of this transaction and the acquisition by AREP of additional shares of NEGI, AREP beneficially owned 50.1% of the outstanding stock of NEGI and had effective control. In June 2005 all of the stock of NEGI and the $148.6 million NEGI Notes owned by AREP were contributed to AREP Oil & Gas and NEGI became a 50.1% consolidated subsidiary. The consolidated financial statements of AREP Oil & Gas include the consolidation of the acquired 50% interest in NEG Holding, together with AREP Oil & Gas’ 50% interest owned through NEGI. The Period of Common Control for NEG Holding began on September 1, 2001, the initial formation funding of NEG Holding.(1)

In November 2002, NEG Operating completed the acquisition of producing oil and gas properties in Pecos County, Texas known as Longfellow Ranch Field for $45.4 million in cash. Subsequent to the acquisition, NEG Holding increased its interest in Longfellow Ranch by $2.9 million and $33 million in December 2002 and March 2005, respectively.
NEG Holding Operating Agreement
NEG Holding is governed by an operating agreement that provides for the management of NEG Holding by AREP Oil & Gas. Pursuant to this agreement, distributions to NEGI and AREP Oil & Gas (each holding a 50% membership interest) are based on the following order:
1. Guaranteed payments, on a semi-annual basis, are paid to NEGI calculated on an annual interest rate of 10.75% on the outstanding priority amount. The priority amount includes all the outstanding debt owed to the entities owned or controlled by Mr. Icahn, including the amount of NEGI’s 10.75% senior notes that are held by AREP Oil & Gas. As of June 30, 2005, the priority amount was $148.6 million (the “NEGI Notes”).
2. The priority amount is to be paid to NEGI on or before November 6, 2006 and will be used to repay the 10.75% NEGI Notes that are held by AREP Oil & Gas.
3. An amount equal to the priority amount and all guaranteed payments paid to NEGI, plus any additional capital contributions made by Gascon, the predecessor to AREP Oil & Gas, and AREP Oil & Gas, less any distributions made to Gascon and AREP Oil & Gas, is to be paid to AREP Oil & Gas.
4. An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of guaranteed payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of guaranteed payments), less any distributions previously made by NEG Holding to Gascon and AREP Oil & Gas, is to be paid to AREP Oil & Gas.
As of June 30, 2005, the contemplated amount due to AREP Oil & Gas assuming numbers 2, 3 and 4 above have occurred was approximately $290 million and accreting at approximately $6.5 million quarterly.
5. After the above distributions are made, any additional distributions will be made in accordance with the ratio of AREP Oil & Gas’ and NEGI’s respective capital accounts.
Priority Claims of AREP Oil & Gas on Value of NEG Operating

	Reference	Amount
Source Of Value (1)	in Table	($ millions)

Restated Mizhuho Note(2)	N/A	131
Note from NEGI to AREP Oil & Gas (“Guaranteed Amount”)	N/A	149
Accrued Dividends to AREP Oil & Gas from Ownership of NEGH(3)	2, 3 & 4	290

Total Value to AREP Oil & Gas Before Sharing with NEGI Public Shareholders		570

(1)	Excludes Guaranteed Payments related to NEGI Note to AREP Oil & Gas

(2)	Pro Forma For Transaction

(3)	As of June 30, 2005

Principal Areas Of Operations

Source: AREP Management.
East and West Texas
At June 30, 2005, approximately 85% (259.4 Bcfe) of NEG Operating’s proved reserves were located in the East and West Texas area, including East Texas, Arkansas and in West Texas, the Goldsmith Adobe Unit and Longfellow Ranch Field.
East Texas
At June 30, 2005, approximately 18% (53.2 Bcfe) of NEG Operating’s reserves were located in the East Texas Region. The reserves in this region are found in the Cotton Valley formation and the Travis Peak formation. These properties produce from low permeability reservoirs that generally contain relatively long-lived reserves. A significant portion of the cost to complete Cotton Valley wells is incurred due to the low permeability of interbedded sandstones and shales, which requires large hydraulic fracture stimulation, typically of multiple zones of the producing formation, to obtain the increased production levels necessary to make such wells commercially viable. Cotton Valley production occurs in a mature natural gas province characterized by long-lived reserves producing from formations at depths ranging from 8,500 to 10,500 feet. Travis Peak is considered to be a mature oil province characterized by long-lived reserves producing from formations at a depth of 7,200 feet.
West Texas
At June 30, 2005, approximately 68% (206.2 Bcfe) of NEG Operating’s reserves were located in the West Texas Region. The following fields comprise the West Texas area:
Goldsmith Adobe Unit
At June 30, 2005, approximately 7% (21.5 Bcfe) of NEG Operating’s reserves were located in the Goldsmith Adobe Unit. Goldsmith Adobe Unit, or GAU, is located in the Permian Basin of West Texas. NEG Operating now owns a 99.9% working interest in this property. Typically, wells drilled at the GAU produce from the Upper Clearfork formation at an average depth of 6,100 feet.

Longfellow Ranch
At June 30, 2005, approximately 61% (184.8 Bcfe) of NEG Operating’s reserves were located in the Longfellow Ranch Field. Longfellow Ranch area and associated producing fields are located in the Val Verde Basin, a prolific gas producing area. Longfellow Ranch Field (Pinion Field) was discovered in 1983 by Fina Oil and Gas, but was not extensively developed due to lack of necessary pipeline and associated facilities. Riata Energy Inc. acquired the field in 1996 and began an extensive development program. The primary producing horizons in the field are the Caballos Novaculites of Devonian age located at depths ranging from 4,500 feet to 10,000 feet. Additional producing horizons include the lower Pennsylvanian Dimple and upper Mississippian Tesnus formations located at depths ranging from 2,000 feet to 4,500 feet. Other objectives include a normal stratigraphic section of Devonian, Silurian and Ordovician. These horizons have produced north of the Marathon thrust belt, where the structures can produce over a Tcf, or trillion cubic feet, of gas. The Longfellow Ranch Field is not delineated and is considered to be immature in its oil and gas development. This field presents great opportunities, both recognized and yet to be recognized.
Mid-Continent
At June 30, 2005, approximately 11% (32.3 Bcfe) of NEG Operating’s proved reserves were located in the Mid-Continent area in Oklahoma and Arkansas, which includes the Anadarko and Arkoma Basins.
Anadarko Basin
At June 30, 2005, approximately 8% (24.4 Bcfe) of NEG Operating’s reserves were located in the Anadarko Basin. The Anadarko Basin properties are located throughout central and west Oklahoma. Anadarko Basin is among the most prolific petroliferous basins of the continental United States. The Anadarko Basin is considered a mature oil and natural gas province characterized by multiple producing horizons and long-lived and predictable reserves with low cost operations. Most Anadarko Basin reserves are produced from formations at depths ranging from approximately 5,000 to 15,000 feet.
Arkoma Basin
At June 30, 2005, approximately 3% (7.9 Bcfe) of NEG Operating’s reserves were located in the Arkoma Basin. The Arkoma Basin properties are located in southeast Oklahoma and northwest Arkansas. The Arkoma Basin is considered a mature natural gas province characterized by multiple producing horizons and long-lived and predictable reserves with low cost operations. Most Arkoma Basin reserves are produced from formations at depths ranging from approximately 3,000 to 8,000 feet. The principal productive formations are Atokan and, to a lesser extent, Morrowan sandstones.
Gulf Coast
At June 30, 2005, approximately 4.2% (12.9 Bcfe) of NEG Operating’s proved reserves were located in the Gulf Coast area, which includes South Louisiana and South Texas. The Gulf Coast area encompasses the large coastal plain from the southernmost tip of Texas through the southern portion of Louisiana. These rocks are comprised of sediments ranging from the Cretaceous through the Tertiary in age. NEG Operating’s production ranges in depth from as shallow as several thousand feet to in excess of 17,000 feet. New technology, including the use of 3-D seismic with subsurface mapping, has yielded many new opportunities in the entire coastal area. NEG Operating is involved in many projects using 3-D seismic technology.
Oil and Gas Reserves
As of June 30, 2005, NEG Operating has total proved reserves of 272,379 MMcf of natural gas and 5,326 MBbls of condensate and oil.(1)
The following table details NEG Operating’s total proved reserves of oil and gas, as of June 30, 2005, by location and reserve type.

Proved Reserves (as of June 30, 2005)

	Liquids	Gas	Total	%
	(MBbls)	(MMcf)	(MMcfe)	of Total

Longfellow Ranch	743	180,212	184,668	60.7%
East Texas	359	51,089	53,243	17.5%
Anadarko	400	21,991	24,392	8.0%
Goldsmith Adobe Area	3,013	3,445	21,520	7.1%
Gulf Coast	718	8,291	12,598	4.1%
Arkoma	94	7,351	7,916	2.6%

Total	5,326	272,379	304,337

Proved Reserves (as of June 30, 2005)

	Liquids	Gas	Total
	(MBbls)	(MMcf)	(MMcfe)

Proved Developed Reserves	3,686	131,856	153,969
Proved Undeveloped Reserves	1,641	140,523	150,368

Total Proved Reserves	5,326	272,379	304,337

Source: Reserve reports as of 6/30/05.
Oil and Gas Production and Unit Economics
The following table shows the approximate net production attributable to NEG Operating’s oil and gas interests, the average sales price per barrel of oil and Mcf of natural gas produced and the average unit economics per Mcfe, or thousand cubic feet gas equivalent, related to NEG Operating’s oil and gas production for the periods indicated. Information relating to properties acquired or sold is reflected in this table only since or up to the closing date of their respective acquisition or sale.
2005 YTD Production (as of 9/30/05)

	Liquids	Gas	Total	%
	(MBbls)	(MMcf)	(MMcfe)	of Total

Longfellow Ranch	11	4,942	5,009	34.7%
East Texas	29	3,878	4,051	28.1%
Anadarko	27	1,471	1,635	11.3%
Goldsmith Adobe Area	217	246	1,547	10.7%
Gulf Coast	119	787	1,504	10.4%
Arkoma	0	674	674	4.7%

Total	403	11,999	14,419

	Year Ended December 31			9 Months
	2002	2003	2004	YTD 2005

Net Production
Oil (MBbls)	629	629	565	403
Natural Gas (MMcf)	7,827	13,437	13,106	11,999

Total (MMcfe)	11,601	17,211	16,496	14,420
Average sales price
Oil (per Bbl)	$23.93	$26.54	$28.37	$49.36
Natural Gas (per Mcfe)	$3.06	$4.39	$5.21	$6.03
Unit Economics (per Mcfe)
Average sales price	$3.36	$4.40	$5.11	$6.40
Lease Operating Expenses	0.73	0.66	0.82	0.55
Production Taxes	0.16	0.34	0.35	0.39
Depletion Rate	1.29	1.25	1.28	1.52
General and admin expenses	0.50	0.28	0.25	0.16

Source: Unaudited AREP Oil & Gas Consolidated Financial Statements and AREP Management for 2005 YTD.
Production and Sales Prices
NEG Operating produces oil and gas solely in the continental United States. NEG Operating currently sells a significant portion of oil pursuant to a contract with Plains Marketing and Transportation. NEG Operating has no

obligations to provide a fixed and determinable quantity of oil and/or natural gas in the future under existing contracts or agreements. NEG Operating does not refine or process the oil and gas it produces, but sells the production to unaffiliated oil and gas purchasing companies in the area in which it is produced. NEG Operating expects to sell crude oil on a market price basis and to sell natural gas under contracts to both interstate and intrastate natural gas pipeline companies.
Control Over Production Activities
The non-operated properties are operated by unrelated third parties pursuant to operating agreements which are generally standard in the industry. Significant decisions about operations regarding non-operated properties may be determined by the outside operator rather than by NEG Operating. If NEG Operating declines to participate in additional activities proposed by the outside operator under certain operating agreements, NEG Operating will not receive revenues from, and/or will lose its interest in, the activity in which it declined to participate.
Markets and Customers
NEG Operating does not believe that the loss of any purchaser would have a material adverse effect on its business because, under prevailing market conditions, other purchasers are readily available. The agreement with Plains, entered into in 1993, provides for Plains to purchase NEG Operarting’s oil pursuant to West Texas Intermediate posted prices plus a premium. A portion of NEG Operating’s natural gas production is sold pursuant to long-term netback contracts. Under netback contracts, gas purchasers buy gas from a number of producers, process the gas for natural gas liquids, and sell liquids and residue gas. Each producer receives a fixed portion of the proceeds from the sale of the liquids and residue gas. The gas purchasers pay for transportation, processing and marketing of the gas and liquids, and assume the risk of contracting pipelines and processing plants in return for a portion of the proceeds of the sale of the gas and liquids. Generally, because the purchasers are marketing large volumes of hydrocarbons gathered from multiple producers, higher prices may be obtained for the gas and liquids. The remainder of NEG Operating’s natural gas is sold on the spot market under short-term contracts.
Well Operations
NEG Operating operates approximately 806 productive wells and also owns interest in 409 non-operated wells.
Plant Operations
NEG Operating owns a 35% interest in the Pinon gathering systems and the Pikes Peak plant in Longfellow Field. On average, the Company has approximately the same level of working interest in the properties connected to these facilities. Wells connected to these facilities are charged a processing and gathering fee. The Company proportionally reports revenues and offsetting costs for its interest in these facilities.

     National Onshore
National Onshore and its wholly-owned subsidiaries, Galveston Bay Pipeline Company and Galveston Bay Processing Company, are engaged in the exploration, production and transmission of natural gas and oil, primarily in South Texas, including the Eagle Bay field in Galveston Bay and the Southwest Bonus field in Wharton County. Its exploration and production activities consist of geological and geophysical evaluation of current and prospective properties, the acquisition of mineral interests in prospects and the drilling, development and operation of leased properties for the production and sale of natural gas, condensate and crude oil. National Onshore operates substantially all of its producing properties. National Onshore was formerly known as TransTexas.
On November 14, 2002, TransTexas, Galveston Bay Pipeline and Galveston Bay Processing filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. The bankruptcy petition was filed in order to preserve cash and give TransTexas the opportunity to restructure its debt. The bankruptcy cases were jointly administered. TransTexas, Galveston Bay Pipeline and Galveston Bay Processing operated their businesses and managed their properties as debtors in possession. On August 28, 2003, TransTexas, Galveston Bay Processing and Galveston Bay Pipeline emerged from their joint Chapter 11 bankruptcy proceedings pursuant to the Confirmation Order of the Bankruptcy Court and the Plan of Reorganization and were acquired by Icahn Associates. In December 2004, AREP purchased from affiliates of Mr. Icahn $27.5 million aggregate principal amount (100%) of the outstanding term notes issued by TransTexas (the “TransTexas Notes”). The purchase price was $28.2 million. In April 2005, AREP acquired 100% of the outstanding stock of TransTexas from entities owned by Mr. Icahn.
The operations of TransTexas are considered to have been contributed to AREP Oil & Gas on August 28, 2003 at a historical cost of approximately $116.3 million, representing the historical basis in the assets and liabilities of TransTexas of the entities owned by Mr. Icahn (as is represented in AREP Oil & Gas’ financial statements). AREP contributed the TransTexas Notes to the Company on June 30, 2005. The Period of Common Control of TransTexas began on August 28, 2003. The company was renamed National Onshore in 2005.
Principal Areas of Operations

Source: AREP Management.
National Onshore’s utilizes its experience in drilling and operating wells to find, develop and produce reserves at a low cost. Its long-term goal is to convert unproven acreage to proved reserves by drilling in under-exploited areas. In order to meet its long-term goals, National Onshore’s strategy is to drill wells in areas of the Upper Texas Gulf Coast where 3-D seismic data indicates productive potential and to drill development wells in its proven producing areas such as the Eagle Bay field and Southwest Bonus field.

Wharton County
At June 30, 2005, approximately 33% (41.6 Bcfe) of National Onshore’s proved reserves were located in Wharton County.
Galveston Bay
At June 30, 2005, approximately 18% (23.0 Bcfe) of National Onshore’s proved reserves were located in the Galveston Bay.
Other Areas
At June 30, 2005, approximately 2% (2.1 Bcfe) of National Onshore’s proved reserves were located in other areas in Texas. National Onshore also has an inventory of exploration and exploitation prospects along the Upper Texas Gulf Coast that it continues to assemble as part of its strategy to increase reserves and production.
Minden Field Acquisition
The Company is acquiring oil and gas properties in Minden Field, East Texas, which lie in the prolific Cotton Valley trend. National Onshore has signed a Purchase & Sale Agreement for $85 million and is currently completing final due diligence of the properties. The acquisition closed on November 8, 2005. As of August 31, 2005 these properties had 17 active wells producing approximately 6 million cubic feet equivalent per day (mmcfe/d) and proved reserves of 59 Bcfe (100% gas and 21% developed), according to Company estimates. The acquired properties will be approximately 95% operated by the National Onshore.
The acquired Minden Field Properties are characterized by relatively long-lived reserves. The field has a well-developed infrastructure, and is adjacent to AREP Oil & Gas’ existing Blocker properties. The acquisition represents an extension of the Company’s low risk, long-term growth strategy in the area. The Company has extensive development experience in these resource plays, whose wells have little completion risk but require hydraulic fracture stimulation.
AREP Oil & Gas has identified 51 proved undeveloped drilling locations and is currently budgeting for a 18-well drilling program in 2006. Further, National Onshore has identified 36 additional drilling and behind pipe opportunities and continues to identify additional upside opportunities, such as the Cotton Valley Lime.
Oil and Gas Reserves
As of June 30, 2005, National Onshore has total proved reserves of 108,489 MMcf of natural gas and 2,806 MBbls of condensate and oil.(1)
The following table details National Onshore’s total proved reserves of oil and gas, as of June 30, 2005, by location and reserve type.
Proved Reserves (as of June 30, 2005)

	Liquids	Gas	Total	%
	(MBbls)	(MMcf)	(MMcfe)	of Total

Minden Field	2	58,636	58,648	46.8%
Wharton County	324	39,610	41,553	33.2%
Galveston Bay	2,445	8,319	22,987	18.3%
Other Areas	35	1,925	2,137	1.7%

Total	2,806	108,489	125,324

Proved Reserves (as of June 30, 2005)

	Liquids	Gas	Total
	(MBbls)	(MMcf)	(MMcfe)

Proved Developed Reserves	2,735	52,443	68,856
Proved Undeveloped Reserves	70	56,046	56,468

Total Proved Reserves	2,806	108,489	125,324

Source: Reserve reports as of 6/30/05.
Oil and Gas Production Economics
The following table shows the approximate net production attributable to National Onshore’s oil and gas interests by region, the average sales price per barrel of oil and Mcf of natural gas produced, and the average unit economics per Mcfe, or thousand cubic feet gas equivalent, related to National Onshore oil and gas production for the periods indicated. Information relating to properties acquired or disposed of is reflected in this table only since or up to the closing date of their respective acquisition or sale.
2005 YTD Production (as of 9/30/05)

	Liquids	Gas	Total	%
	(MBbls)	(MMcf)	(MMcfe)	of Total

Galveston Bay	440	1,302	3,943	45.2%
Wharton County	31	2,578	2,765	31.7%
Other Areas	3	1,986	2,006	23.0%

Total	475	5,865	8,713

	Year Ended Dec. 31	9 Months
	2004	YTD 2005

Net Production
Oil (MBbls)	919	208
Natural Gas (MMcf)	5,789	7,465

Total (MMcfe)	11,303	8,713
Average sales price
Oil (per Bbl)	$28.93	$46.75
Natural Gas (per Mcfe)	$5.66	$6.63
Unit Economics (per Mcfe)
Average sales price	$5.25	$6.54
Lease Operating Expenses	0.31	0.36
Production Taxes	0.17	0.27
Depletion Rate	3.37	3.06
General and admin expenses	0.57	0.44

Note: Historical information prior to 1/1/2004 not included for National Onshore as AREP Oil & Gas did not own or control assets and does not feel earlier results are indicative of management’s performance.
Source: Unaudited AREP Consolidated Financial Statements and AREP Management for 2005 YTD information.
Transportation, Processing and Marketing
National Onshore has entered into various agreements for the gathering, transportation, processing and sale of substantially all of its natural gas and natural gas liquids produced from its Eagle Bay prospects. National Onshore monitors its transportation needs closely and is actively in discussions with pipeline companies regarding additional agreements in order to meet potential future production increases.
Galveston Bay Processing operates onshore facilities, located 60 miles east of Houston at Winnie, Texas, to separate produced natural gas and condensate, dehydrate and treat natural gas for the removal of carbon dioxide and stabilize condensate from Eagle Bay field.
National Onshore has entered into contracts with Kinder Morgan Ship Channel Pipeline, LP for transportation of its production from the Eagle Bay field to the Winnie facilities at a fixed negotiated rate.
National Onshore has entered into a gas purchase contract with Kinder Morgan Tejas Pipeline, L.P. (formerly Tejas Gas Marketing, LLC) covering the sale by National Onshore of substantially all of its residue gas production from the Eagle Bay field. The agreement provides for a price payable for the first fifty percent (50%) of the first of the month nominated MMBtu at a price based on a published first of the month industry index. The remaining fifty percent (50%) of the first of the month nominated volume is sold each day at a price based on a published daily industry index.
National Onshore and Duke Energy Field Services, LP entered into a gas gathering and processing contract to gather and process the high-Btu natural gas produced from the Eagle Bay field leaving the Winnie facilities for a negotiated fee. National Onshore can elect to process ethane, at its sole discretion on a monthly basis, from the net recovered natural gas liquids attributable to National Onshore’s gas and is priced based on prevailing market prices. National Onshore has the right to market 100% of its allocable residue gas in kind at the tailgate of the ''Duke’’ plant.
Well Operations
National Onshore operates 43 productive wells and owns all of the working interests in a majority of those wells. National Onshore also owns interest in 8 non-operated wells.
Employees
National Onshore has a management agreement with NEGI through which NEGI personnel are provided to it. From time to time, it may engage the services of independent geological, engineering, land and other consultants when specific expertise is required.

National Offshore
National Offshore is an independent oil and gas exploration and production company focused primarily on opportunities in the Gulf Coast Region and offshore opportunities in the Gulf of Mexico. National Offshore is in the business of selling oil and gas, produced on properties it leases, to third party purchasers. It obtains reserves of crude oil and gas by either buying them from others or drilling developmental and exploratory wells on acquired properties. It acquires producing properties with a view toward further exploitation and development, capitalizing on 3-D seismic and advanced directional drilling technology to recover reserves that were bypassed or previously overlooked. National Offshore was formerly known as Panaco.
On July 16, 2002, Panaco filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of Texas. Panaco emerged from bankruptcy on November 16, 2004 and began operating as a reorganized entity. Upon the emergence from bankruptcy, an entity controlled by Mr. Icahn owned 100% of the outstanding common stock of Panaco. On December 6, 2004, AREP purchased $38 million aggregate principle amount of term loans issued by Panaco, which constituted 100% of the outstanding term loans of Panaco from an affiliate of Mr. Icahn. On June 30, 2005, AREP contributed the Panaco Term Loan, but not the accrued and unpaid interest, to the Company.
On June 30, 2005, AREP acquired 100% of the equity of Panaco from affiliates of Mr. Icahn for consideration valued at approximately $125 million. The Period of Common Control for Panaco began on November 16, 2004 when Panaco emerged from bankruptcy. The six weeks of operations from that date to the end of the fiscal year were not material and accordingly the Company’s acquisition of Panaco has been recorded effective December 31, 2004. The historical cost of approximately $91.6 million, representing the historical basis in the assets and liabilities of Panaco of the affiliates of Mr. Icahn was considered to have been contributed to the Company on December 31, 2004.
The company was renamed National Offshore in 2005.
Principal Areas of Operations
Source: AREP Management.
East Breaks 160/161
The East Breaks is located offshore Texas, approximately 100 miles south of Galveston, in water depths of approximately 930 feet. The field is comprised of three blocks, East Breaks Block 160 and East Breaks Block 161, which were originally leased in 1974 and are owned equally by National Offshore, BP and Unocal, with Unocal currently serving as the operator; and East Breaks Block 205, acquired in 1996, which is 25% owned by National Offshore. Field production is handled on the Cervesa platform, located on Block 160.
Utilizing the field’s existing infrastructure, National Offshore receives processing fees from a former Mobil sub-sea well, now owned by BP Amoco, drilled in East Breaks Block 117. Because of the platform’s strategic location on the edge of deepwater, the facility has potential for additional processing and handling fees as discoveries are made nearby and tied into the platform. National Offshore also owns a 33.3% interest in a 12.67 mile 12 inch natural gas pipeline connecting the East Breaks Block 160 platform to the High Island Offshore System, a natural gas pipeline system in the Gulf of Mexico, as well as a 33.3% interest in a 17.47 mile 10 inch oil pipeline connecting the platform to the High Island Pipeline System, a crude oil pipeline system in the Gulf of Mexico.
East Breaks 165/205
The East Breaks 165 geological structure is an interdomal faulted paleostructure. The shallower horizons exhibit four-way dip closure, while at deeper horizons a faulted anticline is mapped. The main reservoir sands at East Breaks 165 are of excellent quality. National Offshore is currently reprocessing the 3-D seismic imaging that was previously generated on the East Breaks 165 area. The reprocessed data will better define the structural morphology, improve the fault resolution and image the potentially productive upthrown fault block to the north.
East Breaks 109/110
East Breaks 109/110 is located approximately 100 miles south of Galveston Island, offshore Texas, in water depths of approximately 650 feet. Given the strategic location of the East Breaks platforms to the edge of the GOM Shelf, the platforms’ processing facilities have the opportunity to provide third party processing for oil and gas that is produced in the deepwater Gulf of Mexico. National Offshore is party to two processing agreements with third parties that yield $450,000 per month in operating income. Additionally, National Offshore produces 1,100 Mcf of natural gas per day from the East Breaks 109/110 Fields.
West Delta
National Offshore divested its West Delta offshore properties southeastern Louisiana during the first half of 2005, and no longer retains the plugging and abandonment obligations associated with those properties. National Offshore retains the right to participate in any wells drilled on these properties for 4 years following the sale.
Umbrella Point Field
Umbrella Point Field is a well-defined, low relief, 4-way structural closure centered on Texas State Tracts 73, 74, 87 and 88 in the Galveston/Trinity Bay portion of Chambers County, Texas.
Exploitation and Development of Acquired Properties
Primarily through acquisitions, National Offshore has developed an inventory of exploitation projects including development drilling, workovers, sidetrack drilling, recompletions and artificial lift enhancements. As of June 30, 2005, 54.3% of National Offshore’s pretax PV-10 relates to Proved Undeveloped Reserves.
Marketing of Existing Infrastructure
National Offshore owns interests in 15 offshore platforms and approximately 215 miles of offshore oil and gas pipelines with diameters of 10 inches or greater. It markets the use of this infrastructure to other lease operators as a source of additional revenue and as a way for other lease operators to produce their hydrocarbons in a more economical fashion. National Offshore currently has facility use or processing agreements in the East Breaks 160/161/205 Fields, the Umbrella Point Field, the East Cameron 359 Field, the East Breaks 165 Fields, the East Breaks 109/110 Fields and the West Delta 54/52 Fields, each located in the Gulf of Mexico. The major focus of marketing these facilities has been in the East Breaks area. National Offshore owns 100% of the platforms and related pipelines in the East Breaks 109 and East Breaks 165 Fields and 33% of the platforms and related pipelines in the East Breaks 160 Fields. These existing platforms are three of the furthest from the coastline in the Gulf of Mexico and are in 700 to 900 feet of water. These existing platforms can significantly improve the economics of operating an adjacent oil and gas lease and in return lower our costs of operating this infrastructure.

Oil and Gas Reserves
As of June 30, 2005, National Offshore has total proved reserves of 20,975 MMcf of natural gas and 4,321 MBbls of condensate and oil.(1)
Approximately 87% of National Offshore’s reserves are located offshore. The following table sets forth information for National Offshore’s proved reserves of oil and gas and the reserve report of June 30, 2005.
Proved Reserves (as of June 30, 2005)

	Liquids	Gas	Total	%
	(MBbls)	(MMcf)	(MMcfe)	of Total

East Breaks 165	2,526	8,852	24,007	52.0%
East Breaks 160/161/205	599	6,014	9,610	20.9%
East Breaks 109/110	0	1,852	1,852	4.0%
Umbrella Point Field	189	232	1,364	2.4%
Other Areas	1,007	4,025	10,062	20.7%

Total	4,321	20,975	46,900

Proved Reserves (as of June 30, 2005)

	Liquids	Gas	Total
	(MBbls)	(MMcf)	(MMcfe)

Proved Developed Reserves	2,391	9,681	24,026
Proved Undeveloped Reserves	1,930	11,294	22,873

Total Proved Reserves	4,321	20,975	46,900

Source: Reserve reports as of 6/30/05.
Oil and Gas Production and Economics
The following table sets forth information with respect to net production attributable to National Offshore oil and gas interests and average unit sales prices and costs for the periods indicated:
2005 YTD Production (as of 9/30/05)

	Liquids	Gas	Total	%
	(MBbls)	(MMcf)	(MMcfe)	of Total

East Breaks 160/161/205	178	2,070	3,137	57.3%
East Breaks 165	168	136	1,145	20.9%
East Breaks 109/110	0	184	184	3.4%
Umbrella Point Field	32	7	201	3.7%
Other Areas	75	354	804	14.7%

Total	453	2,751	5,472

9 Months
YTD 2005

Net Production
Oil (MBbls)	453
Natural Gas (MMcf)	2,751

Total (MMcfe)	5,472
Average sales price
Oil (per Bbl)	$49.44
Natural Gas (per Mcfe)	$7.97
Unit Economics (per Mcfe)
Average sales price	$8.11
Lease Operating Expenses	1.18
Production Taxes	0.06
Depletion Rate	3.09
General and admin expenses	0.85

Note: Historical information prior to 1/1/2005 not included as AREP Oil & Gas did not own or control assets and does not feel earlier results are indicative of management’s performance.
Source: AREP Management for 2005 YTD information.

Well Operations
National Offshore owns interests in 51 producing offshore wells and 55 producing onshore wells. In total, National Offshore operates 37 of these wells. The majority of its offshore wells are non-operated. Third party operators, including Unocal Corporation, Newfield Exploration and Apache, operate its remaining productive wells. Where others operate properties, operations are conducted pursuant to joint operating agreements that were in effect at the time National Offshore acquired its interest in these properties. The compensation paid to the operator for such services customarily varies from property to property, depending on the nature, depth, and location of the property being operated.
Marketing of Production
National Offshore sells the production from its properties in accordance with industry practices, which include the sale of oil and gas at the wellhead to third parties. It sells both at prices based on factors normally considered in the industry, such as index price for natural gas or the posted price for oil, price premiums or bonuses with adjustments for transportation and the quality of the oil and gas.
National Offshore markets all of its offshore oil production to Plains, Amoco, Oxy, ConocoPhillips, ChevronTexaco, Unocal and BP. BP has a call on all of the oil production from National Offshore’s properties acquired from BP at their posted prices. If National Offshore has a bona fide offer from a crude oil purchaser at a higher price than BP’s posted price, then BP must match that price or release the call. Oil from the Zapata Properties is sold to Unocal and BP, but can be sold to any crude oil purchaser of National Offshore’s choice. Plains purchases the oil production from the Umbrella Point Fields, the East Breaks 165 Fields, the Price Lake Field and on some ofits smaller fields that produce oil. Natural gas is generally sold on the spot market or under short-term contracts of one year or less. There are numerous potential purchasers for natural gas. There are numerous natural gas purchasers doing business in the areas in which National Offshore operates as well as natural gas brokers and clearinghouses. Furthermore, National Offshore can contract to sell the natural gas directly to end-users.

Producing Well Count
     The following table illustrates AREP Oil & Gas’ producing wells:

Company	Operated	Non-Operated	Total
NEG Operating	806	409	1,215
National Onshore	43	8	51
National Offshore	37	69	106

Total	886	486	1,372

Source: AREP Management.
Recent and Planned Drilling Activity
AREP Oil & Gas drilled 78 wells in 2004 (92% success rate) and estimates it will drill 117 wells in 2005 (98% success rate through June 30). The Company estimates it will employ 9 rigs (full-time equivalent) to execute its 2005 drilling program. In 2006, the Company has budgeted over $200 million in capital expenditures for a 155-well drilling program. To execute this plan, the Company plans to employ 14 full-time rigs.
The following table shows the gross wells drilled in 2004 and 2005 and budgeted drilling program in 2006.

Company	2004	1H 2005	2H 2005E	Full 2005E	2006E
NEG Operating	68	45	59	104	135
National Onshore	9	5	5	10	8
National Offshore	1	2	1	3	12

Total	78	52	65	117	155

Source: AREP Management.
Customers
Revenues from individual purchasers that exceed 10% of AREP Oil & Gas’ crude oil and natural gas sales are as follows:

Purchaser	2002	2003	2004
($ in millions)
Plains Exploration & Production	$12.5	$15.7	$19.8
Riata Energy Company	—	30.4	29.9
Seminole Energy Services	—	7.2	19.6
Crosstex Energy, Duke Energy, Kinder Morgan, Sun Company	4.8	9.2	5.1

Source: Unaudited AREP Consolidated Financial Statements.
Leasehold Acreage
NEG Operating, National Onshore and National Offshore acquire a leasehold interest in the properties they explore. The leases grant the lessee the right to explore for and extract oil and gas from a specified area. Lease rentals usually consist of a fixed annual charge made prior to obtaining production. Once production has been established, a royalty is paid to the lessor based upon the gross proceeds from the sale of oil and gas. Once wells are drilled, a lease generally continues as long as production of oil and gas continues. In some cases, leases may be acquired in exchange for a commitment to drill or finance the drilling of a specified number of wells to predetermined depths.
Substantially all of the producing oil and gas properties held by NEG Operating, National Onshore and National Offshore are located on leases held by these entities for an indeterminate number of years as long as production is maintained. All of these entities’ non-producing acreage is held under leases from mineral owners or a government entity that expire at varying dates. These entities are obligated to pay annual delay rentals to the lessors of certain properties in order to prevent the leases from terminating.
The table below details AREP Oil & Gas’ total acreage as of June 30, 2005.

	Undeveloped		Developed
Company	Gross	Net	Gross	Net
NEG Operating	116,700	32,000	133,000	70,400
National Onshore	3,700	2,100	53,600	29,000
National Offshore	16,300	9,900	12,300	10,700

Total	136,700	44,000	198,900	110,100

Source: AREP Management.